UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2009

UTEK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	814-00203	59-3603677
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2009, the Board of Directors of UTEK Corporation appointed Douglas Schaedler as a new member of the Board, to be effective upon his acceptance. On Feb. 16, 2009 Mr. Schaedler accepted the Board appointment. He was also promoted to the position of President. Mr. Schaedler will continue to serve as Chief Compliance Officer of UTEK.

Mr. Schaedler brings valuable experience in both business development and operations. Prior to joining UTEK, Mr. Schaedler served as a Principal at Praxis Capital Ventures, LP, a software and telecom investment company. Prior to holding such position, he was the Director of Corporate and Strategic Development at VerticalNet, Inc., a provider of supply management solutions to companies, and is the founder of BuyersUnite, an innovative purchasing aggregation firm he started while in business school. Mr. Schaedler received a B.A. in economics from Tufts University and an M.B.A. in finance from the University of Chicago, Graduate School of Business. Mr. Schaedler is a Chartered Financial Analyst (CFA) and currently serves on the Board of Directors of the Ybor City Chamber of Commerce in Tampa, Florida.

In addition, on February 16, 2009, UTEK entered into new employment agreements with Mr. Schaedler and Sam Reiber, Vice President and General Counsel. On such date, UTEK also amended an existing employment agreement with Carole R. Wright, Chief Financial Officer, Treasurer and Secretary. Below is a summary of the material terms of each such agreements.

Employment Agreement – Doug Schaedler

The employment agreement has a term of one year commencing on January 1, 2009 that renews automatically for one additional year period thereafter, unless either party notifies the other 120 days prior to the expiration of the term of the employment agreement. Under the terms of the employment agreement, Mr. Schaedler receives an annual salary of $300,000. In addition to his base salary, Mr. Schaedler is entitled to: (i) receive options to purchase 50,000 shares of UTEK’s common stock at a price equal to the closing market price of a share of UTEK’s common stock on the first day of UTEK’s open trading window subsequent to January 1, 2009; (ii) participate in all benefit plans provided by UTEK; and (iii) participate in UTEK’s health insurance program and have UTEK pay all premiums related to his participation in such program.

Either party may terminate the employment agreement for any reason by giving the other party 60 days written notice. UTEK may also terminate the employment agreement immediately for cause which includes, but is not limited to, fraud, breach of fiduciary duty, conviction of a crime or similar conduct. If Mr. Schaedler is terminated for any reason, other than for cause, he will be entitled to receive a one-time lump sum payment from UTEK equal to the salary that he would have earned during the number of days remaining during the term of the employment agreement.

In consideration of the benefits provided under the employment agreement, Mr. Schaedler has agreed to protect UTEK’s confidential or secret information and, during the period of employment and one year thereafter, not to compete with UTEK.

Employment Agreement – Sam Reiber

The employment agreement has a term of one year commencing on January 1, 2009. Under the terms of the employment agreement, Mr. Reiber receives an annual salary of $150,000. In addition to his base salary, Mr. Reiber is entitled to: (i) receive options to purchase 50,000 shares of UTEK’s common stock at a price equal to the closing market price of a share of UTEK’s common stock on the first day of UTEK’s open trading window subsequent to January 1, 2009; (ii) participate in all benefit plans provided by UTEK; and (iii) participate in UTEK’s health insurance program and have UTEK pay all premiums related to his participation in such program.

Either party may terminate the employment agreement for any reason by giving the other party 60 days written notice. UTEK may also terminate the employment agreement immediately for cause which includes, but is not limited to, fraud, breach of fiduciary duty, conviction of a crime or similar conduct. If Mr. Reiber is terminated for any reason, other than for cause, he will be entitled to receive a one-time lump sum payment from UTEK equal to the salary that he would have earned during the number of days remaining during the term of the employment agreement.

In consideration of the benefits provided under the employment agreement, Mr. Reiber has agreed to protect UTEK’s confidential or secret information and, during the period of employment and one year thereafter, not to compete with UTEK.

Amendment to Employment Agreement – Carole R. Wright

The amendment to the employment agreement amends Ms. Wright’s existing employment agreement to increase her base salary from $180,000 to $200,000 and grant her options to purchase 50,000 shares of UTEK’s common stock at a price equal to the closing market price of a share of UTEK’s common stock on the first day of UTEK’s open trading window subsequent to January 1, 2009.

A copy of the press release announcing Mr. Schaedler’s appointment to UTEK’s Board of Directors and to the position of President is attached as Exhibit 99.1 hereto. In addition, copies of Messrs. Schaedler and Reiber’s employment agreements and Ms. Wright’s amendment to employment agreement are attached as Exhibits 10.1, 10.2 and 10.3 hereto, respectively.

Item 9.01. Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with Doug Schaedler dated February 16, 2009
10.2	Employment Agreement with Sam Reiber dated February 16, 2009
10.3	Amendment to Employment Agreement with Carole R. Wright dated February 16, 2009
99.1	Press Release dated February 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTEK CORPORATION

Date: February 17, 2009	By:	/s/ Carole R. Wright
	Name:	Carole R. Wright
	Title:	Chief Financial Officer